UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2016

PROFIRE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-36378	20-0019425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 South 1250 West, Suite 1, Lindon, Utah
(Address of principal executive offices)

84042
(Zip code)

(801) 796-5127
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 2, 2016, Profire Energy, Inc. (the "Company") reported on a Current Report on Form 8-K that it had granted a non-qualified stock option to Brenton Hatch, the Company's CEO, under the Company's 2014 Equity Incentive Plan (the "Plan") and pursuant to the standard form of Notice of Stock Option Grant and Stock Option Agreement under the Plan (the "Option Agreement"). The stock option for Mr. Hatch purported to provide for the purchase of up to 400,000 shares of the Company's common stock upon exercise.
Subsequent to Mr. Hatch's purported stock option grant, the Company determined that, due to an inadvertent error, the number of shares intended to be subject to the stock option exceeded by 150,000 shares the Plan's 250,000 share limit on grants under the Plan to any eligible person in a calendar year. The attempted grant of more than 250,000 options was therefore ineffective. On December 2, 2016, with the approval of the Board of Directors and its Compensation Committee, the Company and Mr. Hatch entered into an agreement to correct the Option Agreement to provide for the purchase of up to 250,000 shares in full compliance with the Plan (the "Correction"). The other provisions of the Option Agreement relating to vesting and exercise price remain unchanged.
The stock option was granted to Mr. Hatch in recognition of his performance as the Company's CEO and to provide ongoing retention and performance incentives. In connection with the Correction and the fact that the option was limited to only 250,000 shares, on December 2, 2016, the Board of Directors and its Compensation Committee approved an award to Mr. Hatch of a one-time cash bonus of $75,000.  The cash bonus was awarded as compensation for Mr. Hatch's performance as the Company's CEO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 5, 2016	By:	/s/ Brenton W. Hatch
Brenton W. Hatch
Chief Executive Officer